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Exhibit 4.8.2

SECOND AMENDMENT TO PREFERRED STOCK RIGHTS AGREEMENT

        Reference is hereby made to that certain Preferred Stock Rights Agreement (the "Rights Agreement") dated July 31, 2000, by and between Universal Access Global Holdings Inc., a Delaware corporation (the "Company"), and Wells Fargo Bank Minnesota, N.A., as Rights Agent ("Rights Agent"). All capitalized terms used but not otherwise defined herein shall have the meaning assigned to them in the Rights Agreement.

        The parties hereby agree as follows:

        1.    Amendment.    Pursuant to the authority granted to the Company pursuant to Section 27 of the Rights Agreement, the Rights Agreement is hereby amended as follows:

          (a)  The definition of "ACQUIRING PERSON" under Section 1. CERTAIN DEFINITIONS is hereby amended by inserting "(a)" immediately preceding "ACQUIRING PERSON," so that after amendment it states, "(a) ACQUIRING PERSON," and the letters appearing before each definition thereafter shall be re-lettered in consecutive order, so that after amendment the "(a)" immediately preceding "ADJUSTMENT FRACTION" becomes "(b)," the "(b)" immediately preceding "AFFILIATE and ASSOCIATE" becomes "(c)" and so on.

          (b)  The definition of "BENEFICIAL OWNER" and "BENEFICIALLY OWN" set forth in Section 1(d) is hereby amended by inserting "(1)" immediately after the word "if" and before the words "the agreement", as each appears in the proviso contained in Section 1(d)(ii)(B); and

          (c)  The definition of "BENEFICIAL OWNER" and "BENEFICIALLY OWN" set forth in Section 1(d) is hereby amended by inserting the following at the end of Section 1(d)(ii)(B):

  "or (2) the agreement, arrangement or understanding to vote such security is executed in connection with and in furtherance of the shareholder approval of any merger or other acquisition agreement between the Company and such Person (or one or more of its Affiliates or Associates) if such agreement has been approved by the Board of Directors of the Company prior to there being an Acquiring Person; or".

        2.    Miscellaneous.

          (a)  The terms and provisions of the Rights Agreement not specifically modified hereby shall remain in full force and effect. Such other provisions shall not be construed to have been modified, waived, discharged or otherwise altered by this amendment.

          (b)  This amendment shall be governed and controlled by the laws of the State of Delaware.

          (c)  This amendment may be executed in one or more counterparts, each of which shall be deemed an original.

        IN WITNESS WHEREOF, the undersigned have executed this amendment as of April 7, 2003.

Universal Access Global Holdings Inc.		Wells Fargo Bank Minnesota, N.A.
By:	/s/ LANCE B. BOXER Name: Lance B. Boxer Title: President and Chief Executive Officer	By:	/s/ NANCY ROSENGREN Name: Nancy Rosengren Title: Vice President

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  Exhibit 4.8.2